Exhibit 10.3

PRODUCTION ROYALTY AGREEMENT

THIS PRODUCTION ROYALTY AGREEMENT is made with effect as of the 17th day of December, 2014,

BETWEEN:

CONSOLIDATED GOLDFIELDS CORPORATION, a body corporate having an office and carrying on business in the City of Reno in the State of Nevada

(hereinafter referred to as the “Owner”)

– and –

1824455 ALBERTA LTD., a body corporate having an office and carrying on business in the City of Calgary in the Province of Alberta

(hereinafter referred to as the “Holder”)

Recitals

A.	Owner and Holder have entered into an agreement of purchase and sale, dated December 12, 2014 (the “Purchase Agreement”) whereby Owner purchased from Holder the following interests:

(i)	the applications for Alberta Metallic and Industrial Minerals Permits Nos. A93 140158005, A93 140158003 and A93 140158004, as further set out in and described in Schedule B hereto;

(ii)	the application for Alberta Metallic and Industrial Minerals Permit No. A93 140190601, as further set out in and described in Schedule B hereto;

(iii)	the application for Alberta Metallic and Industrial Minerals Permit for approximately 35,000 hectares, as further set out in and described in Schedule B hereto; and

(iv)	the applications for Manitoba quarry leases QL 2944, QL 2948, QL 2949, QL 2946, QL 2950, QL 2945, QL 2951 and QL 2947, as further set out in and described in Schedule B hereto;

B.	The Purchase Agreement provides for the granting and payment of a production royalty by Owner to Holder on the Product;

C.	In accordance with the Purchase Agreement, Owner and Holder have also entered into an Escrow Agreement, dated December 17th, 2014 (the “Escrow Agreement”) which provides that in certain circumstances that Owner will re-convey the Property to Holder in certain circumstances and

D.	This agreement (“Agreement”) stipulates the detailed terms and conditions associated with the Production Royalty obligation of Owner.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” has, with respect to the relationship between two or more companies, the meaning given to it in the Business Corporations Act (Alberta) as such act may be amended from time to time and, with respect to the relationship between two or more Persons any of which are not bodies corporate, a Person shall be deemed to be an Affiliate of another Person if one of them is controlled by the other or if both are controlled by the same Person, and for this purpose, control means the right, directly or indirectly, to direct or cause the direction of the management of the affairs of a Person, whether by ownership of securities, by contract or otherwise.

(b)	“AMR” has the meaning given to it in Section 3.

(c)	“Business Day” means a day other than a Saturday, a Sunday or any other day on which the principal chartered banks located in Calgary, Alberta are not open for business.

(d)	“Closing Date” shall have the meaning set out in the Purchase Agreement.

(e)	“Commercial Production” means, and is deemed to have been achieved, for each of the respective Properties, on the first day of the month in which production of Product exceeds 6,000 tonnes from such Property.

(f)	“Dropped Property” has the meaning given to it in Section 11(c).

(g)	“Escrow Agent” shall have the meaning set out in the Escrow Agreement.

(h)	“Escrowed Shares” shall have the meaning set out in the Escrow Agreement.

(i)	“Interest” has the meaning given to it in Section 4(d).

(j)	“McClelland Lake Lands” means Alberta Metallic and Industrial Minerals Permits Nos. A93 140158005, A93 140158003 and A93 140158004 and the 67,200 acres of land located in the Fort McMurray area of northern Alberta subject to Alberta Metallic and Industrials Permits Nos. A93 140158005, A93 140158003 and A93, all as further set out and described in Schedule B hereto.

(k)	“McClelland Lake Property” means the McClelland Lake Lands together with all ancillary or appurtenant rights attached or accruing thereto, and any renewal, extension, substitute, replacement or successor title or interest granted, obtained or issued in connection with or in place of any portion of the McClelland Lake Lands (including, without limitation, any surface mining leases), but only to the extent that such renewal, extension, substitute, replacement or successor titles or interests cover any portion of the same ground as is covered by the respective Alberta Metallic and Industrials Permits which comprise the McClelland Lake Lands, as the case may be, and all other properties or interests or rights in properties in which Holder or an Affiliate of Holder acquires, directly or indirectly, a beneficial interest that are located within a 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits which comprise the McClelland Lake Lands.

(l)	“Notice” shall have the meaning set out in Section 20.1 herein.

(m)	“Property” means collectively, the McClelland Lake Property, the Tofield Property, the Tofield Onoway Property and the Washow Peninsula Property.

(n)	“Place of Delivery” means the place directed by the Holder in writing.

(o)	“Prime” means at any particular time, the reference rate of interest, expressed as a rate per annum that the Bank of Nova Scotia establishes as its prime rate of interest in order to determine interest rates that it will charge for demand loans in Canadian dollars to its most credit worthy customers in Canada.

(p)	“Processor” means collectively any third-party mill, smelter, refinery or other processor of the Products which processes any Products to the final product stage before sale or other disposition by or for the account of the Owner.

(q)	“Product” means all marketable naturally occurring metallic and non-metallic minerals or mineral bearing material in whatever form or state, including, without limitation, any precious metal, any base metal, coal, diamonds, salt and rock, sand, gravel or aggregate, that is mined, extracted, removed, produced or otherwise recovered from the Property, whether in the form of ore, doré, concentrates, refined metals or any other beneficiated or derivative products thereof and including any such minerals or mineral bearing materials or products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Property.

(r)	“Production Royalty” shall have the meaning set out in Section 2 of this Agreement.

(s)	“T-TO Property” means, collectively, the Tofield Property and the Tofield Onoway Property.

(t)	“Technical Information” means any books, records, data, reports or other information of any kind whatsoever, any format whatsoever (including in electronic format) relating to the Property owned by or in the control of Owner, including all surveys, plans, specifications, maps, drill core samples, other samples and assays relating to the Property.

(u)	“Tofield Lands” Alberta Metallic and Industrial Minerals Permit to be issued for approximately 35,000 hectares of land located in the Tofield area of northern Alberta subject to such permit, all as further set out and described in Schedule B hereto.

(v)	“Tofield Property” means the Tofield Lands together with all ancillary or appurtenant rights attached or accruing thereto, and any renewal, extension, substitute, replacement or successor title or interest granted, obtained or issued in connection with or in place of any portion of the Tofield Lands (including, without limitation, any surface mining leases), but only to the extent that such renewal, extension, substitute, replacement or successor titles or interests cover any portion of the same ground as is covered by the respective Alberta Metallic and Industrials Permit which comprises the Tofield Lands, as the case may be, and all other properties or interests or rights in properties in which Holder or an Affiliate of Holder acquires, directly or indirectly, a beneficial interest that are located within a 20 km radius of the outer boundary of the area encompassed by the Alberta Metallic and Industrial Minerals Permit which comprises the Tofield Lands.

(w)	“Tofield Onoway Lands” Alberta Metallic and Industrial Minerals Permits No. A93 140190601 and the 12,698 acres of land located in the west Edmonton area of northern Alberta subject to Alberta Metallic and Industrial Minerals Permits No. A93 140190601, all as further set out and described in Schedule B hereto.

(x)	“Tofield Onoway Property” means the Tofield Onoway Lands together with all ancillary or appurtenant rights attached or accruing thereto, and any renewal, extension, substitute, replacement or successor title or interest granted, obtained or issued in connection with or in place of any portion of the Tofield Onoway Lands (including, without limitation, any surface mining leases), but only to the extent that such renewal, extension, substitute, replacement or successor titles or interests cover any portion of the same ground as is covered by the respective Alberta Metallic and Industrials Permits which comprise the Tofield Onoway Lands, as the case may be, and all other properties or interests or rights in properties in which Holder or an Affiliate of Holder acquires, directly or indirectly, a beneficial interest that are located within a 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits which comprise the Tofield Onoway Lands.

(y)	“Washow Peninsula Lands” means applications for Manitoba quarry leases QL 2944, QL 2948, QL 2949, QL 2946, QL 2950, QL 2945, QL 2951 and QL 2947 and the 860 acres of land located in the Washow area of Manitoba subject to such leases, all as further set out and described in Schedule B hereto.

(z)	“Washow Peninsula Property” means the Washow Peninsula Lands together with all ancillary or appurtenant rights attached or accruing thereto, and any renewal, extension, substitute, replacement or successor title or interest granted, obtained or issued in connection with or in place of any portion of the Washow Peninsula Lands (including, without limitation, any surface mining leases), but only to the extent that such renewal, extension, substitute, replacement or successor titles or interests cover any portion of the same ground as is covered by the respective Manitoba quarry leases which comprise the Washow Peninsula Lands, as the case may be, and all other properties or interests or rights in properties in which Holder or an Affiliate of Holder acquires, directly or indirectly, a beneficial interest that are located within a 50 km radius of the outer boundary of the area encompassed by the respective Manitoba quarry leases which comprise the Washow Peninsula Lands.

1.1	Headings, Internal References. The headings used in this Agreement, and its division into articles, sections, schedules, and other subdivisions, do not affect its interpretation. References in this Agreement to articles, sections, schedules, and other subdivisions are to those parts of this Agreement.

1.2	Number and Gender. Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

1.3	Currency. Unless specified otherwise, all dollar amounts expressed in this Agreement refer to lawful currency of Canada.

1.4	Calculation of Time. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. (Calgary time) on the last day of the period. If any period of time is to expire, or any action or event is to occur, on any day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. (Calgary time) on the next Business Day.

1.5	Use of the Term “Including”. Where this Agreement uses the word “including” it means “including without limitation”, and where it uses the word “includes” it means “includes without limitation”.

1.6	Interpretation of this Agreement. The Parties acknowledge that they have each participated in settling the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

1.7	References to Statutes, etc. Unless specified otherwise, any reference in this Agreement to a statute includes both the regulations, rules and polices made under that statute and any provision that amends, supplements, supersedes or replaces any such statute, regulation, rule or policy.

1.8	Schedules. Schedule “A” forms part of this Agreement.

2.	GRANT OF ROYALTY

Subject to the terms of this Agreement, the Owner hereby grants, conveys and agrees to pay to the Holder a production royalty (the “Production Royalty”) in respect of the Property equal to two (2%) percent of the actual proceeds received by the Owner from the sale or other disposition of Product commencing on the date on which Commercial Production is achieved.

The Owner and the Holder expressly acknowledge and agree that the grant, sale, transfer and conveyance of the Production Royalty herein is effective as of the date of this Agreement and the Production Royalty is attached to and intended to run with and bind each of the Property and the title of the Owner thereto and shall be binding upon the successors and assigns of the Owner and all successors and assigns of the Owner in title to the Property. The obligation of the Owner to pay the Production Royalty as provided in this Agreement is an obligation which the Owner and the Holder intend, to the extent allowed by law, to create a vested interest in land in the Property and all renewals, successions, substitutions and extensions of the respective Alberta Metallic and Industrials Permits and Manitoba Quarry leases, and such Production Royalty is intended to run with and form part of the Property.

3.	ADVANCE MINIMUM ROYALTY

For the period starting 1 year after the Closing Date and continuing yearly up to date of commencement of Commercial Production, Owner shall pay to Holder the amount of $75,000 as an annual advance minimum royalty (“AMR”) for each of the McClelland Lake Property, the T-TO Property and the Washow Peninsula Property, being an aggregate annual amount of $225,000. The annual AMR will be paid annually on a quarterly basis in four equal instalments of $18,750 for each of the McClelland Lake Property, the T-TO Property and the Washow Peninsula Property, being an aggregate quarterly payment of $56,250, commencing on the first anniversary of the date of this Agreement. AMR’s paid prior to commencement of Production for each of the McClelland Lake Property, the T-TO Property and the Washow Peninsula Property will be credited against future Production Royalties on each such property on a dollar for dollar basis up to the maximum rate of $18,750 per quarter per property. AMR’s paid shall be non-refundable.

4.	TIME AND MANNER OF ROYALTY PAYMENTS

(a)	The Production Royalty payment shall be calculated and paid for each fiscal quarter of each calendar year during the term of this Agreement (a “quarter”) (i.e., each succeeding three month period of a calendar year, the first quarter commencing on January 1st), commencing with the quarter (or the remainder thereof) in which the Property are in Commercial Production. The Production Royalty payment for each quarter shall be paid to the Holder by the Owner by cheque, certified cheque, bank draft or wire transfer (in the sole and absolute discretion of the Holder), on or before the day that is thirty (30) days after the last day of each quarter, unless the quarter is the last quarter of the fiscal year of the Owner, in which case the Production Royalty payment shall be paid on or before the day that is sixty (60) days after such year-end. Any adjustment to the determination of any Production Royalty payment shall be made on the next scheduled Production Royalty payment. All such Production Royalty and adjustment payments shall be delivered to the Holder at the Place of Delivery in such manner as specified in writing by the Holder.

(b)	At least ninety (90) days prior to commencing any mining of the Property and on the second anniversary of such date every two years thereafter, the Owner shall deliver to the Holder a reasonably detailed and reasoned estimate specific to the Property of the proven and probable reserves of Product on, in or under the Property.

(c)	At the time each Production Royalty payment is paid to the Holder, the Owner shall prepare and deliver to the Holder a statement setting out in reasonable detail the manner in which such Production Royalty payment was calculated, including: (i) the quantities of Products sold or otherwise disposed of by the Owner with respect to such quarter; (ii) the quantities of Products to which such Production Royalty payment is applicable; (iii) the calculation of the applicable Production Royalty; (iv) the sales price for applicable Products, (v) the calculation of Interest accrued on such Production Royalty payment, if any; (vi) in the event of any commingling as contemplated in Section 6, a detailed summary of the determination by the Owner of the quantity of Products commingled in accordance with Section 6 and subject to the Production Royalty; and (vii) in the case of any Products in the form of Products mined and stockpiled but not sold or processed by the Owner during the previous quarter, the tonnage and location of such Products so stockpiled.

(d)	The Holder may object in writing to any statement or Production Royalty payment amount within eighteen (18) months of the receipt by the Holder of the relevant statement in respect of such payment. If it is determined by agreement of the parties or by arbitration that any Production Royalty payment has not been properly paid in full as provided herein, the Owner shall pay interest on the delinquent payment at a rate per annum of Prime plus 2% per annum, (“Interest”), commencing on the date on which such delinquent payment was properly due and continuing until the date on which the Holder receives payment in full of such delinquent payment and all accrued interest thereon. For the purposes of this subsection, Prime shall be determined as of the date on which such delinquent payment was properly due.

(e)	If it is determined by agreement of the parties or by arbitration that any Production Royalty payment was overpaid, the Owner shall be entitled, at its discretion, to either (i) offset such amount against the next Production Royalty payment or (ii) request any such overpayment be repaid to the Owner within sixty (60) days of the date of such agreement or arbitration decision.

(f)	All Production Royalty payments shall be made without deduction or set off for costs of production, milling, smelting, processing, transportation, taxes or other expenses whatsoever.

(g)	All tailings, waste rock or other waste products resulting from the mining, milling or other processing of material derived from the Property from and after the date of this Agreement shall be the sole and exclusive property and responsibility of the Owner, but shall be subject to the Production Royalty and the terms of this Agreement, including the provisions in respect of commingling, if such tailings, waste rock or other waste products are processed in the future resulting in the production of Products therefrom.

5.	TERM

Except as otherwise provided by Sections 11(c), 15 and 16 below, this Agreement shall continue in perpetuity, it being the intent of the parties hereto that the Production Royalty shall constitute a covenant running with and binding upon the Property and all renewals, substitutions, extensions and successions of the respective Alberta Metallic and Industrials Permits and Manitoba Quarry leases which comprise the Property, whether created privately or through governmental action, and binding upon the successors and assigns of the Owner and the successors in title to the Property.

6.	COMMINGLING

(a)	Subject to subsection 6(b) below, the Owner shall be entitled to commingle Products from the Property and from any other properties owned or leased by the Owner, during the stockpiling, milling (concentrating), smelting, refining, minting or further processing of Products produced from the Property, but, for greater certainty, not at any time prior to or during the mining phase of production.

(b)	Before any Products are commingled with ores or minerals from any other properties, including stockpiling, the Products shall be measured and sampled in accordance with standard mining and metallurgical practices. Representative samples of the Products shall be retained by the Owner and assays and appropriate analyses of these samples shall be made before commingling to determine metal, mineral, water and other appropriate content of the Products. From this information, the Owner shall determine the quantity of the Products subject to the Production Royalty notwithstanding that the Products have been commingled with ores or minerals from other properties. Absent objection made by the Holder pursuant to Section 4(d), the Owner may dispose of the materials and data required to be produced and kept by this Section after a period of six (6) years from the date such materials and data are produced.

7.	STOCKPILING

Subject to subsections 4(c) and 6(b) of this Agreement, the Owner or operator shall be entitled to stockpile, store or place mined material containing Products produced from the Property in any locations owned, leased or otherwise controlled by the Owner or its Affiliates or the Processor on or off the Property, provided the same are appropriately identified as to ownership and origin and secured from loss, theft, tampering and contamination.

8.	BOOKS; RECORDS; INSPECTIONS

(a)	The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Products therefrom and the mining, treatment, processing, refining and transportation of Products, prepared in accordance with generally accepted accounting principles, consistently applied. Subject to complying with the confidentiality provisions of this Agreement, the Holder and/or its authorized representatives shall be entitled, upon delivery of three (3) Business Days advance notice, and during the normal business hours of the Owner, to perform audits or other reviews and examinations of the Owner’s books and records relevant to the calculation and payment of the Production Royalty pursuant to this Agreement no more than once per calendar year to confirm compliance with the terms of this Agreement, including without limitation, calculations of the Production Royalty. The Holder shall diligently complete any audit or other examination permitted hereunder. All expenses of any audit or other examination permitted hereunder shall be paid by the Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Production Royalty payments paid to the Holder hereunder in respect of the period being audited or examined in an amount greater than 5% of the amount of the Production Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

(b)	In performing such audit the Holder and/or its agents shall have reasonable access to all sampling, assay, weighing, and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Products derived from the Property (and the Holder shall be allowed to make notes or a photocopy thereof), all of which such records shall be kept and retained by the Owner or operator of the Property in accordance with good mining industry practice for the period of retention set out in subsection 6(b).

9.	RIGHTS TO MONITOR PROCESSING OF MINERALS

Subject at all times to the workplace rules and supervision of the Owner, and provided any rights of access do not interfere with any exploration, development, mining or milling work conducted on the Property or at any mill at which Products from the Property may be processed, the Holder shall at all reasonable times and upon reasonable notice, and at its sole risk and expense, have (a) a right of access by its representatives to the Property and to any mill used by the Owner to process Products derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner, and (b) the right (i) to monitor the Owner’s stockpiling and milling of Products derived from the Property and to take samples from the Property or any stockpile or from any mill or Processor (if not prohibited under any contract between the Owner and any such Processor) for purposes of assay verifications; and (ii) to weigh or to cause the Owner to weigh all trucks transporting Products from the Property to any mill processing Products from the Property prior to dumping of such ore and immediately following such dumping.

10.	CONFIDENTIALITY

(a)	The Holder shall not, without the express written consent of the Owner (which consent shall not be unreasonably withheld), disclose any non-public information in respect of the terms of this Agreement or otherwise received under or in conjunction with this Agreement and concerning Products and operations on the Property or any other properties owned or leased by the Owner, other than to its employees, agents and/or consultants for purposes related to the administration, or assignment by the Holder, of this Agreement. The Holder shall not issue any press releases concerning the terms of this Agreement or in respect of the operations of the Owner without the consent of the Owner after such party having first reviewed the terms of such press release. The Holder agrees to reveal such information only to its employees, agents and/or consultants who need to know, who are informed of the confidential nature of the information and who agree to be bound by the terms of this Section 10.

(b)	The Holder may disclose data or information obtained under or in conjunction with this Agreement and otherwise prohibited from disclosure by this Section 10 after providing the Owner with a copy of the proposed disclosure and if the Owner does not object, acting reasonably, to such disclosure by notice in writing to the Holder within 48 hours after receipt of such copy:

(i)	to any third person to whom the Holder in good faith anticipates selling or assigning its interest hereunder;

(ii)	to a prospective lender to the Holder; or

(iii)	to a prospective equity financier or investor of the Holder;

provided that in each case the party to whom disclosure is proposed shall first have been provided with and signed and delivered to the Owner a confidentiality agreement executed by such third party purchaser, lender, financier or investor which agreement shall include the confidentiality provisions of this Section 10.

(c)	The Holder may disclose data or information obtained under this Agreement if required to do so for compliance with applicable laws, rules, regulations, policies or orders of a governmental authority having jurisdiction over such party, provided that the Holder shall disclose only such data or information as, in the opinion of its counsel, is required to be disclosed and provided further that the Holder will provide the Owner with a copy of the proposed disclosure and the Owner shall be given the right to review and object to the data or information to be disclosed within 48 hours of its receipt of such copy prior to any release, and any such release will be subject to any reasonable objections or changes proposed by the Owner. For the purposes of this Agreement, “governmental authority” shall include any applicable stock exchange or stock quotation service.

11.	CONDUCT OF OPERATIONS

(a)	Subject to subsection 11(b) below, all decisions concerning methods, the extent, times, procedures and techniques of any (i) exploration, development and mining related to the Property, (ii) milling, processing or extraction treatment and (iii) materials to be introduced on or to the Property or produced therefrom, shall be made by the Owner in its sole and absolute discretion, and all decisions concerning the sale or other disposition of Products from the Property, shall be made by the Owner acting with commercial reasonableness.

(b)	The Owner shall not be required to explore for or mine Products but shall process any Products that it mines from the Property as expeditiously as commercially reasonably possible provided that this obligation shall not restrict Owner from timing sales of Product with a view to taking advantage of seasonal increases in the sale price of Product. No Production Royalty shall be due on and the Owner shall not be responsible for or obliged to make any Production Royalty payments for Products or mineral value lost in any mining or processing of the Products conducted in accordance with accepted mining or processing practices.

(c)	Following the release from escrow of all Common Shares subject to the Escrow Agreement, the Owner shall be entitled to abandon the Property (or any part thereof, the “Dropped Property”), provided that it shall give 90 days’ prior written notice to the Holder of its intention to do so, and, at the option of the Holder, the Owner shall transfer the Dropped Property and all related Technical Information to the Holder or its assignee for no consideration. Upon subsequent escheat, forfeiture or conveyance back to the entity that is entitled to the Property (or any part thereof) upon such abandonment, this Agreement shall be null and void and of no further force or effect with respect to the Property (or any part thereof) that have been abandoned, but further provided that if the Owner or any Affiliate of the Owner re-stakes the land subject to the Property or otherwise acquires the lands subject to the Property at any time after such escheat, forfeiture or conveyance, this Production Royalty Agreement and the Production Royalty shall again be of force and effect and shall apply to such re-staked lands and any Products derived therefrom. For greater certainty, this Agreement shall remain in force and effect with respect to that portion of the Property that have not been abandoned pursuant to this Section 11(c).

12.	NO IMPLIED COVENANTS

The parties agree that there are no implied covenants or duties relating to or affecting any of their respective rights or obligations under this Agreement, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

13.	ASSIGNMENT BY HOLDER

(a)	Subject to subsections 13(b) and 13(c) below, the Holder shall have the right, at any time and from time to time, to transfer, sell, or otherwise assign any portion or all of the Production Royalty and its interest in and to this Agreement.

(b)	In the event that the Holder wishes to exercise its rights under 13(a) above, the Holder shall notify the Owner in writing thirty (30) days prior to the completion of any such transfer, sale or other assignment (any such transaction, a “Sale”), confirming the identity of such transferee (the “Transferee”), the appropriate Place of Delivery and the new address for notice to such Transferee as well as the terms of such Sale (the “Sale Notice”). Other than in connection with a proposed Sale to an Affiliate of the Holder, the Owner shall have the right to match the terms of any such Sale by providing written notice (the “Matching Notice”) to the Holder of its intentions to do so within twenty one (21) days of receipt of such Sale Notice from the Holder (the “Deadline Date”). The Holder shall not complete the Sale of the Production Royalty until after the Deadline Date. In the event the Owner sends a Matching Notice, the Holder shall sell that portion of the Production Royalty subject to the Sale to the Owner and not to the Transferee on the terms set out in the Sale Notice. In the event the Holder has not received a Matching Notice on or prior to the Deadline Date, the Holder may proceed with the Sale of the Production Royalty to the Transferee without any further obligations under this Section 13 to the Owner so long as such Sale is on the terms set out in the Sale Notice. In the event the Owner sends a Matching Notice to the Holder, the Owner shall be prepared to close the purchase of the Production Royalty within thirty (30) days of the Deadline Date on the terms set out in the Sale Notice, failing which the Holder may complete the Sale to the Transferee on the terms set out in the Sale Notice without any further notice or obligations to the Owner. In the event the Owner does not provide the Matching Notice by the Deadline Date, the Holder shall complete the Sale of the Production Royalty to the Transferee within thirty (30) days of the Notice Date on the terms set out in the Sale Notice, failing which the Owner shall again have the option to match any such Sale on the terms otherwise agreed to between the Holder and the Transferee.

(c)	A condition for any Sale to a Transferee is that the Transferee agrees in advance in writing in favour of the Owner to be bound by the terms of this Agreement.

14.	TRANSFER BY OWNER

The Owner shall be entitled to assign, sell, transfer, lease, mortgage, charge or otherwise encumber any of the Property or the Products or the proceeds thereof and its rights and obligations under this Agreement, provided the following conditions are satisfied, and upon such conditions being satisfied in respect of any such assignment, sale or transfer only (but not in respect of any such lease, mortgage, charge or other encumbrance), and subject to the provision of Section 20.3 below, the Owner shall be released from all obligations under this Agreement that would otherwise arise in respect of the time period commencing on the effective date of such assignment, sale or transfer:

(a)	any purchaser, transferee, lessee or assignee of such Property or this Agreement agrees in advance in writing in favour of the Holder to be bound by the terms of this Agreement including, without limitation, this Section 14 and the indemnity provisions set out in Section 19 of this Agreement;

(b)	any purchaser, transferee or assignee of this Agreement has simultaneously acquired the Owner’s right, title and interest in and to such Property;

(c)	any mortgagee, chargee, lessee, assignee or encumbrancer of such Property or this Agreement agrees in advance in writing in favour of the Holder to be bound by and subject to the terms of this Agreement in the event it takes possession of or forecloses on all or part of such Property and acknowledges that the Holder shall be entitled to receive the Production Royalty payments to which it is entitled hereunder in priority to any payments to such mortgagee, chargee, lessee, assignee or encumbrancer and undertakes to obtain an agreement in writing in favour of the Holder from any subsequent purchaser, lessee, assignee or transferee of such mortgagee, chargeholder, lessee or encumbrancer that such subsequent purchaser, lessee, assignee or transferee will be bound by the terms of this Agreement including, without limitation, this Section 14; and

(d)	any royalty or other similar interest in or to such Property, or in and to any Products, granted by the Owner after the date hereof, shall contain a term to the effect that no payment thereof, in cash or in product in kind, shall be made until the Production Royalty hereunder has been paid in full for the relevant time period.

15.	RE-CONVEYANCE PURSUANT TO ESCROW AGREEMENT

In the event that Owner becomes obligated to re-convey the Property to Holder pursuant to the Escrow Agreement, this Agreement will be automatically terminated effective the effective date of such re-conveyance, and will be of no further force and effect and for the avoidance of doubt, Owner shall not be obligated to make any further AMR or Production Royalty payments to Holder after such date, but all accrued and unpaid AMR or Production Royalty payments payable to Holder on the effective date of such re-conveyance shall be paid within fifteen (15) day of such effective date.

16.	Re-Conveyance Pursuant to Non-Payment of AMR

(a)	In the event Owner does not pay to Holder the AMR which is payable prior to commencement of Commercial Production and such default continues and has not been cured within a period of forty five (45) days after written notice of such default from Holder has been received by Owner, then subject to the conditions set out in Section 16(b) and 16(c), Holder may provide written notice (the “Notice”) to Owner of the exercise of its right to re-conveyance of the Property under this Section 16. On or before the 5-day anniversary of the effective time of the Notice (the “Notice Period”), Owner shall re-convey the Property to Holder in which case: (i) Owner will sell, assign, transfer, convey and set over to Holder, and Holder shall purchase and accept the assignment, transfer, conveyance and set over of, all of Owner's right, title, estate and interest of Owner (whether absolute, legal or beneficial) in the Property, and all improvements thereon, and the Technical Information (collectively, the “Re-conveyed Property”) to Holder for $1.00; and (ii) upon such re-conveyance being effective, Owner and Holder shall direct the Escrow Agent to release from escrow and deliver to Owner all Escrowed Shares which remain in escrow under the Escrow Agreement for cancellation, and for greater certainty, Holder and Owner agree that the Escrowed Shares which are returned to Owner for cancellation will be considered null and void, will be of no value to Holder and Holder agrees to cancellation of such Escrowed Shares. In the event that Owner becomes obligated to re-convey the Property to Holder pursuant to this Section 16, this Agreement will be automatically terminated effective as of the effective date of the re-conveyance, and will be of no further force and effect and for the avoidance of doubt, Owner shall not be obligated to make any further AMR or Production Royalty payments to Holder other than accrued and unpaid AMR or Production Royalty payments payable to Holder on the effective date of such re-conveyance, which shall be paid within ninety (90) day of such effective date.

(b)	If at the end of the Notice Period:

(i)	the Property is free and clear from all liens, encumbrances, security interests and claims;

(ii)	all permits, concessions and agreements in respect of the Property are in good standing;

(iii)	all payments, rental, taxes, rates, assessments, renewal fees and other governmental or third party charges owing in respect of the Property and the respective Alberta Metallic and Industrials Permits and Manitoba quarry leases which comprise the Property (and all renewals, successions, substitutions and extensions of such Alberta Metallic and Industrials Permit and leases including any and all mining surface leases that cover any portion of the same ground as is covered by Alberta Metallic and Industrials Permits) have been paid in full and satisfied for a minimum period of 120 days following the re-conveyance;

(iv)	all work requirements or commitments in respect of the Property (and all renewals, successions, substitutions and extensions of the respective Alberta Metallic and Industrials Permits and Manitoba quarry leases which comprise the Property) have been satisfied for a minimum period of one year following the re-conveyance; and

(v)	the conditions existing on or related to the Property and Owner’s ownership and operations of the Property have been in compliance with and not in violation of any material laws (including without limitation any environmental laws), nor caused or permitted any material damage (including environmental damage) to the Property or material impairment to the health, safety or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

or if Holder waives any of the conditions in (i) through (v) above that were not then satisfied, then Owner shall re-convey the Re-Conveyed Property to Holder and concurrently with such re-conveyance, Holder shall forthwith provide notice to the Escrow Agent directing the Escrow Agent to, and the Escrow Agent shall then, return, release and deliver to Owner all of the Escrowed Shares then still in escrow under the Escrow Agreement for cancellation. If these conditions are not satisfied or waived by the end of the Notice Period, then Holder shall not be obligated to repurchase and accept the re-conveyance of the Re-conveyed Property, Holder shall forthwith provide notice to the Escrow Agent directing the Escrow Agent to, and the Escrow Agent shall then, return, release and deliver to Holder all of the Escrowed Shares then still in escrow under the Escrow Agreement and the obligations of Owner under this Agreement shall continue uninterrupted and in full force and effect.

(c)	Notwithstanding the foregoing, Holder may, at its discretion, refuse the re-conveyance, in which case Holder shall provide written notice to Owner and the Escrow Agent of such refusal and the Escrow Agent shall then return to Owner all Escrowed Shares which are still in escrow for cancellation and Owner may abandon the Property without further notice to Holder.

17.	REGISTRATION

It is the express intention of the parties to this Agreement that the Production Royalty shall run with the mining rights associated with the Property and be binding upon the successors of the Owner in title to the Property. Notwithstanding Section 10, the Holder may cause, at its own expense, the due registration or recordation of this Agreement or notice of this Agreement against the title to the Property. The Owner covenants and agrees that it shall co-operate with such registration or recordation and provide its written consent or signature to any documents or things reasonably necessary to accomplish such registration or recordation in order to ensure that any successor or assignee or other acquiror or encumbrancer of the Owner’s title to the Property, or any interest therein, shall have public notice of this Agreement and the terms of this Agreement and in order that the Holder may cause to be registered a restriction on title to the Property restricting the sale, lease, transfer, charge or transfer of charge of the Property, in whole or in part, without the written consent of the Holder, which written consent shall be granted by the Holder without condition within five (5) Business Days of the receipt by the Holder of a request for such written consent provided that such sale, lease, transfer, charge or transfer of charge is in compliance with Section 14 of this Agreement. In the event that such sale, lease, transfer, charge or transfer of charge is in compliance with Section 14 of this Agreement and evidence to such effect has been delivered to the Holder and the Holder has not delivered its written consent in accordance with, and within the time frame set out in, this Section 17, then the Holder shall be deemed to have duly granted such consent.

18.	DISPUTE RESOLUTION

Any matter in this Agreement in dispute between the parties which has not been resolved by the parties within thirty (30) days of the delivery of notice by either party of such dispute may be referred to binding arbitration. Such referral to binding arbitration shall be to a single qualified arbitrator. The Arbitration Act (Alberta) (the “Act”) shall govern such arbitration proceedings in accordance with its terms except to the extent modified by the rules for arbitration set out in this Section 18 and in Schedule “A” attached hereto. The parties shall select one qualified arbitrator by mutual agreement, failing which, such qualified arbitrator shall be determined in accordance with the provisions of the Act for selecting a single arbitrator. The determination of such qualified arbitrator shall be final and binding upon the parties hereto and the costs of such arbitration shall be as determined by the arbitrator. The parties covenant that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration. The term “qualified arbitrator” as used herein shall refer to qualified professional person who has at least ten years of mining industry experience in the subject matter of the dispute and is independent of both parties.

19.	REPRESENTATIONS AND WARRANTIES OF AND INDEMNITY BY THE OWNER

19.1	The Owner hereby represents and warrants that it has the corporate power, capacity and authority to grant the Production Royalty to the Holder and such grant, and the execution and delivery of this Agreement by the Owner has been duly authorized by all required corporate action of the Owner and this Agreement represents a valid and binding obligation of the Owner duly enforceable against it by the Holder.

19.2	It is acknowledged that the Holder has and will have no involvement in the carrying out of work related to or conducted on, in or under the Property or in any decisions related to the Property or any work related to or conducted on, in or under the Property from and after the date of this Agreement, all such matters being in the sole control of the Owner. The Owner hereby indemnifies and saves harmless the Holder and their respective Affiliates and their respective directors, officers, shareholders and employees from and against any and all costs, expenses, (including reasonable fees and expenses of legal counsel), damages, obligations, penalties, claims, orders or directives or other liability of any nature whatsoever (“Claims”) incurred in respect of or arising out of the Property or the title thereto or ownership thereof, or any work, operation, activities or event thereon, therein or thereunder or related thereto, conducted or arising from and after the date of this Agreement unless such Claim is in respect of or arises out of any act or conduct of the Holder.

20.	GENERAL PROVISIONS

20.1	Notices. In order to be effective, any Notice must be in writing. A Notice is effective if it is delivered (i) personally, either to the individual designated below for such Party, or to an individual having apparent authority to accept deliveries on behalf of such individual at its address set out below; (ii) by fax, (iii) by registered mail; or (iv) by electronic mail, at or to the applicable addresses or electronic mail addresses, set out opposite the Party’s name below or at or to such other address or electronic mail address for a Party as such Party from time to time designates to the other Party in the same manner:

in the case of the Owner, to:

Consolidated Goldfields Corp.

1575 Delucchi Lane - Suite 115

Reno, Nevada 89502

Fax: (775) 337-9441

Email: mandrews@consolidatedgold.com

Attn: Marc. J. Andrews

in the case of the Holder, to:

1824455 Alberta Ltd.

Suite 810, 706 – 7th Avenue SW

Calgary, Alberta, T2P 0Z1

Attention: William (Bill) Dynes

Fax: (403) 398-0693

Any Notice is effective (i) if personally delivered as described above, on the day of delivery if that day is a Business Day, and it was delivered before 5:00 p.m. local time in the place of delivery or receipt, and otherwise on the next Business Day; or (ii) if sent by fax, on the day of transmission, if that day is a Business Day and the fax transmission was made before 5:00 p.m. local time in the place of delivery or receipt, and otherwise on the next Business Day; or (iii) if by registered mail, on the fourth Business Day following the day on which it is mailed, except that if at any time between the date of mailing and the fourth Business Day thereafter there is a general discontinuance or disruption of postal service, Notice must be given by means other than mail; or (iv) if by electronic mail, on the day the sender receives confirmation of receipt by return electronic mail from the recipient, if that day is a Business Day and if the confirmation was received prior to 5:00 p.m. local time in the place of delivery or receipt, and otherwise, on the next Business Day.

20.2	Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect or limit the validity or enforceability of the remaining provisions. To the extent that any such provision is found to be invalid or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid or unenforceable.

20.3	Assignment. Any assignment, transfer, conveyance, mortgage, pledge or charge or lease or purported assignment, transfer, conveyance, mortgage, pledge or charge or lease of any interest in the Property by the Owner, or in, to or arising under this Agreement by the Owner or the Holder, which does not comply with the terms of this Agreement shall be null and void and of no force or effect whatsoever. Notwithstanding any other provision in this Agreement, including the provisions of Section 14 of this Agreement, the Owner shall remain liable for all covenants, agreements, obligations, representations and warranties of the Owner contained in this Agreement that arise after the date of this Agreement and until the effective time of such assignment, transfer or conveyance, unless otherwise agreed by the parties thereto, despite any assignment, transfer, conveyance, mortgage, pledge, charge or lease of any interest in the Property by the Owner (or an Affiliate of the Owner), or in, to or arising under this Agreement.

20.4	Further Assurances. Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further instrument, document or action, unless expressly indicated otherwise.

20.5	Governing Law. This Agreement will be construed in all respects under and be subject to the laws of the Province of Alberta and the laws of Canada applicable therein.

20.6	Waiver. No waiver of satisfaction of a condition or non-performance of an obligation under this Agreement is effective unless it is in writing and signed by the Party granting the waiver. No waiver under this Section affects the exercise of any other rights under this Agreement.

20.7	Business Date. Whenever any payment to be made or other action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next following Business Day.

20.8	Relationship of the Parties. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the Owner and the Holder.

20.9	Time of Essence. Time shall be of the essence of this Agreement.

20.10	Accounting Principles. All calculations hereunder shall be made in accordance with Canadian generally accepted accounting principles as the same may be in effect from time to time.

20.11	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form. Any Party transmitting by fax or electronically will also deliver the original counterpart to the other Party, but failure to do so does not invalidate this Agreement.

 Signature page follows.

This Agreement has been executed by the Parties with effect on the date first written above.

CONSOLIDATED GOLDFIELDS CORPORATION

Per:	/s/ Marc J. Andrews
Marc J. Andrews, Chief Executive Officer

1824455 ALBERTA LTD.

Per:	/s/ B. Dynes
William (Bill) Dynes, President